Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2017, relating to the consolidated financial statements of Collegium Pharmaceutical, Inc. and subsidiary, appearing in the Annual Report on Form 10-K of Collegium Pharmaceutical, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 15, 2017